Comiskey & Company

Professional Corporation

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement of our report dated May 24, 2004 on the consolidated financial statements for Sunburst Acquisitions IV, Inc. and subsidiary as of February 29, 2004, for the year ended February 29, 2004, and for the period from inception (August 27, 1997) to February 29, 2004, and to references to our firm as accounting and auditing experts in the prospectus.

Denver, Colorado

April 3, 2006

Comiskey & Company

Professional Corporation

Certified Public Accountants & Consultants

789 Sherman Street * Suite 385 * Denver, CO 80203

(303) 830-2255 * Fax (303) 830-0876 * www.comiskey.com